MDNY HEALTHCARE, INC.
                           IPA PARTICIPATION AGREEMENT

      This Agreement (the "Agreement") is made as of this _____ day of , 2001, by and between MDNY Healthcare, Inc., a business corporation established in accordance with the laws of the State of New York ("MDNY") and Island Practice Association, Inc. d.b.a. Island Professional Association, a business corporation established in accordance with the laws of the State of New York (ALPA@).

                                   BACKGROUND

      WHEREAS, MDNY is licensed and certified as a health maintenance organization ("HJVIO") in accordance with the provisions of Article 44 of the New York Public Health Law; and

      WHEREAS, IPA is an Independent Practice Association, which has been established to arrange for the delivery or provision of health care services by individuals licensed to practice medicine and other health professions, licensed facilities and, as appropriate, ancillary medical services and equipment, pursuant to contracts with health maintenance organizations to provide healthcare services to its enrollees; and

      WHEREAS, IPA operates in the State of New York in the counties of Nassau and Suffolk ("Service Area"); and

      WHEREAS, IPA wishes to contract with MDNY by making its provider network available to Members and wishes to provide other related services to MDNY that will assist MDNY in its operations;

                                    AGREEMENT

      NOW, THEREFORE, in consideration of mutual agreements, undertakings, representations and warranties hereinafter set forth, the parties hereby agree as follows:

1.    DEFINITIONS

      1.1 ACovered Services@ shall mean those health care services that a Member is entitled to receive and are authorized for payment pursuant to an MDNY health benefit plan, as defined by the applicable Subscriber Agreement, except as set forth in the attached Exhibit A.

      1.2 AEmergency Services@ shall mean those health care services required to be provided to Members as a result of a medical or behavioral condition, the onset of which is sudden, that manifests itself by symptoms of sufficient severity, including severe pain, that a


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prudent layperson, possessing an average knowledge of medicine and health, could reasonably expect the absence of immediate medical attention to result in:

            (a) placing the health of the person afflicted with such condition in serious jeopardy, or in the case of a behavioral condition, placing the health of such person or others in serious jeopardy;
            (b) serious impairment to such person's bodily functions;
            (c) serious dysfunction of any bodily organ or part of such person;
or
            (d) serious disfigurement of such person.

      1.3 AMembers@ shall mean those subscribers, or their eligible dependents covered by, and who are entitled to receive certain health care services under, MDNY's health benefit plans, as defined by the applicable Subscriber Agreement.

      1.4 AParticipating Provider@ shall mean a health care provider who has entered into a Participating Provider Agreement with IPA to provide Covered Services to Members.

      1.5 AParticipating Facilities@ shall mean licensed general acute care or specialty facilities or other health care facilities or entities that have contracted with MDNY to provide Covered Services to Members.

      1.6 APlan@ shall mean any health benefit plan offered or administered by MDNY.

      1.7 AProvider Hospital Reference Manual@ shall mean the policies and procedures established by MDNY that are applicable to providers, including Participating Providers, as the same may be amended from time to time, including but not limited to grievance procedures, claims administration, appeal procedures, utilization management, quality assessment and improvement, risk management, and credentialing policies.

      1.8 ASubscriber Agreement@ shall mean the contract between MDNY and a Member, a copy of which shall be provided to IPA upon its request.

2.    RESPONSIBILITIES OF MDNY

      2.1 Licensure and Status: MDNY shall maintain its licensed status as an HIIVIO and shall undertake all steps necessary to maintain its license in accordance with the provisions of Article 44 of the Public Health Law, the Insurance Law and other applicable federal and state statutes and regulations promulgated thereunder.

      2.2 Delegation Subject to Performance Monitoring: MDNY shall ensure that any delegation of authority or responsibility for provider credentialing and relations, utilization review and/or other administrative functions by MDNY shall be subject to performance monitoring and independent validation by M7DNY and DOll, as well as any independent quality


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

review/assessment organization (e.g., NCQA) approved by MDNY and/or DOH to undertake such monitoring and assessment.

      2.3 Financial Terms: Payments by M7DNY to IPA for services rendered under this Agreement shall be made in accordance with the MDNY Fee Schedule attached as Exhibit B and incorporated into this Agreement.

      2.4 Administrative Services: MDNY shall provide or retain administrative services for IPA necessary for IPA to discharge its obligations as described in
Section 3.1, which may include the following:

            (a) providing the Provider Hospital Reference Manual specifying the policies and procedures established by MDNY, as may be amended from time to time, which includes, but is not limited to, grievance procedures, claims administration, appeal procedures, utilization management, quality assurance and improvement, risk management and credentialing policies.

            (b) filing reports, seeking approvals and assuring that IPA complies with applicable laws and regulations of state, federal and other regulatory agencies having jurisdiction over IPA in connection with matters addressed by this Agreement.

            (c) performing, directly or indirectly, all necessary administrative, accounting, enrollment, member services and other functions appropriate for marketing and administration of MDNY's programs.

            (d) collecting, directly or indirectly, Member premium payments and other items of income to which MDNY is entitled under or in connection with its programs, except for coinsurance, copayments and permitted deductibles that Participating Providers are required to collect.

            (e) establishing and administering utilization management policies and procedures and a quality assurance improvement program.

            (f) establishing and administering Member grievance and appeal procedures in accordance with applicable law.

3.    RESPONSIBILITIES OF IPA

      3.1 Provider-Related Responsibilities: IPA shall:

            (a) develop and maintain a comprehensive provider network of primary care physicians, specialist physicians, and other medical providers to provide medical and surgical services in accordance with the provisions of a Participating Provider Agreement entered into


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

between Participating Providers and IPA and approved by M7DNY, that is geographically and specialty balanced and meets MDNY network adequacy criteria. IPA shall undertake all appropriate steps to recruit the providers necessary to meet such requirements.

            (b) arrange for the delivery or provision of Covered Services by its network of physicians (as described in Section 3.1(a)) to Members in accordance with this Agreement. The Covered Services shall be provided in accordance with the Provider Hospital Reference Manual and the provisions of a Participating Provider Agreement entered into between Participating Providers and IPA and approved in advance in writing by MDNY, a copy of which shall be provided to MDNY.

            (c) at MDNY=s request, assist with MDNY=s dissemination of information to Participating Providers.

            (d) ensure that all Participating Providers agree to adhere to the utilization management directives established by MDNY.

            (e) ensure that all contracts between IPA and Participating Providers conform to requirements established by DOH, including compliance with the Managed Care Reform Act of 1996 (Chapter 705 of the Laws of 1996), and are approved by MID7NY and DOH.

            (f) ensure that, to the extent applicable, the DOH Standard Clauses attached as Appendix A are incorporated into all Participating Provider Agreements between IPA and Participating Providers.

            (g) ensure that Participating Providers cooperate in MDNY=s marketing programs.

            (h) ensure that all Participating Provider Agreements require Participating Providers to comply with the Provider Hospital Reference Manual.

            (i) perform credentialing and recredentialing and primary source verification of all health care providers who apply to become Participating Providers.

      3.2 Complaints: IPA and Participating Providers shall promptly and fully cooperate with MDNY and provide MDNY with the information necessary to resolve Member grievances with respect to Covered Services and other issues and abide by decisions of MDNY Grievance and Appeals Committee. IPA and Participating Providers agree to cooperate and participate with MDNY in any internal peer review and external audit system and grievance and appeals procedures as may be established by MDNY. IPA and Participating Providers shall comply with and be bound by all final determinations rendered by MDNY=s peer review process and the grievance and appeal mechanism.

      3.3 Referrals: Except in the event of Emergency Services, IPA and Participating


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Providers shall refer Members to specialists or to out of network providers only in accordance with the applicable sections of the Provider Hospital Reference Manual.

      3.4 Accessibility and Continuity of Care: IPA agrees that the Covered Services it has arranged to provide shall be available and accessible to Members 24 hours per day, seven days per week in a manner which assures continuity of care.

      3.5 Other Program Participation: Covered Services under this Agreement shall be made available to Members of any Plan. MDNY reserves the right to introduce new Plans to its membership during the course of this Agreement.

      3.6 DOH Standard Clauses: To the extent applicable, IPA shall comply with all of the New York State Department of Health AStandard Clauses@ attached as Appendix A and incorporated into this Agreement. To the extent that the Standard Clauses conflict, or are deemed to conflict, with any other provision of this Agreement, the Standard Clauses shall govern this Agreement.

4.    IPA PARTICIPATING PROVIDER INFORMATION

      IPA shall provide to MDNY a complete list of Participating Providers, including, but not limited to, names, office addresses, office hours, telephone and facsimile numbers, and, area of practice or specialty. IPA shall notify MDNY in writing within ten (10) business days of its receipt of written notice of any change in this information. IPA shall provide to MDNY at least sixty (60) days prior notice (or, if IPA does not receive at least sixty (60) days notice, then such notice as IPA actually receives) of the termination of IPA=s relationship with a Participating Provider. IPA shall obtain a completed credentialing application to become a Participating Provider from each Participating Provider who is subject to MDNY's credentialing standards, which shall conform to the credentialing standards of a nationally recognized review organization. IPA shall obtain all necessary releases from Participating Providers to permit IPA to release such credentialing files to MDNY, and MDNY shall be entitled to presume that such releases have been obtained.

5.    COMPENSATION

      5.1 General: In accordance with the MDNY Fee Schedule, attached as Exhibit A, which is subject to change by MDNY, MDNY shall compensate PA for the provision of Covered Services. Participating Providers and other health care professionals shall be compensated by IPA for rendering Covered Services in accordance with the Provider Hospital Reference Manual and any other applicable policies and procedures of IPA approved by MDNY, which approval shall not unreasonably be withheld. Participating Providers shall collect and retain any copayments from Members according to the applicable Subscriber Agreement.

      5.1.1 Any payments MDNY is required by law or regulation to make to the bad debt and charity, graduate medical education and/or demographic stabilization pools or to any other


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

pool shall be charged to IPA on a prorata basis.

      5.1.2 To the extent specified in this Section 5, IPA shall assume financial responsibility for services provided pursuant to this Agreement to Members, in accordance with the provisions of a Participating Provider Agreement entered into between Participating Providers and IPA and approved by MDNY, a copy of which shall be provided to MDNY. In accordance with applicable law and regulation, Members shall not be liable for the costs in excess of the amount specified in the applicable Subscriber Agreement for any Covered Services. The Subscriber Agreements shall also be provided to IPA.

      5.1.3. If MDNY is assessed a penalty by a federal or state regulatory agency because of actions taken or omitted to be taken by IPA or its agent, IPA shall be financially liable for such penalty, including any interest that may be assessed and reasonable attorney fees. If MDNY is required to pay any such penalty, IPA shall reimburse MDNY the full amount of the penalty, plus any interest that may be assessed and reasonable attorney fees. The assessment of any penalty against MDNY because of actions taken or omitted by IPA or its agent may be an event of material default subject to the provisions of Section 8 of this Agreement.

      5.1.4. MDNY agrees that if the amount of the premium dollars MDNY has allocated to pay IPA for Covered Services exceeds the actual amount paid to IPA in accordance with Section 5.1 during the term (the ASurplus@), MDNY shall retain the Surplus and apply the Surplus to pay its obligations arising from current business operations and shall not use the Surplus to fund the development of new lines of business.

6.    INSURANCE AND INDEMNIFICATION

      6.1 IPA Insurance: PA shall ensure that it maintains insurance policies of comprehensive general liability, including professional liability and other insurance of the types and in amounts customarily carried by independent practice associations with respect to their operations. Such policies shall provide for thirty (30) day cancellation notification to MD7NY and shall be effective on or before the Effective Date. Such policies shall include coverage for claims which are incurred during the term of this Agreement but which arise after termination of this Agreement. IPA shall, upon request, provide MDNY with certificates with respect to said policies and any renewals or replacements thereof and shall arrange with its insurance carrier(s) to notify MDNY in the event of any change in the status of such coverage.

      6.2 MDNY Insurance: MDNY shall maintain insurance policies of comprehensive general liability, including professional liability, and other insurance of the types customarily carried by HMOs, such as MDNY, with respect to their operations. Such policies shall provide for thirty (30) day cancellation notification to IPA and shall be effective on or before the Effective Date. Such policies shall include coverage for claims which are incurred during the term of this Agreement but which arise after termination of this Agreement. MDNY shall, upon request, provide IPA with certificates with respect to said policies and any renewals or replacements thereof and shall arrange with its insurance carrier(s) to notify IPA in the event of


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

any change in the status of such coverage.

      6.3 Participating Provider Insurance: IPA shall require that each Participating Provider shall maintain policies of professional liability insurance in the amounts of $1,000,000 per occurrence/$3,000,000 in the aggregate, as well as extended insurance coverage through a hospital, if available. Such policies shall provide for thirty (30) day cancellation notice to IPA. Such policies shall include coverage for claims which are incurred during the term of the agreement between the IPA and Participating Provider but which arise after termination of such agreement. Participating Provider, upon request of IPA, shall provide IPA with certificates with respect to said policies and any renewals or replacements thereof and shall arrange with its insurance carrier(s) to notify IPA in the event of any change in the status of such coverage within thirty (30) days of such change.

      6.4 Indemnification:

            6.4. 1 IPA shall indemnify and hold harmless MDNY and its directors, officers, employees and agents of from and against any and all loss, damage, claim or other liability, and all costs or expenses whatsoever including reasonable attorney fees, which may arise out of and/or be incurred in connection with any act or omission of IPA in the performance of this Agreement.

            6.4.2 MDNY shall indemnify and hold harmless IPA and its directors, officers, employees and agents of, from and against any and all loss, damage, claim or other liability, arise out of and/or be incurred in connection with any act or omission of MDNY in the performance of this Agreement.

            6.4.3 In no event shall either party hereunder be liable to the other for punitive damages on account of the default or breach under this Agreement or otherwise.

7.    TERM OF AGREEMENT

      This Agreement shall be effective for an initial term of one (1) year from the date first written above ("Effective Date). Any renewal shall be subject to the MDNY Bylaws and MDNY Board of Directors approval and, if so approved, shall be automatically renewed thereafter for additional one (1) year terms unless either party elects not to review the Agreement by providing at least 60 days notice prior to the explanation of the term.

8.    TERMINATION OF AGREEMENT

      8.1 This Agreement may be terminated as follows:

            (a) By either party without cause upon at least sixty (60) days prior written notice to the other party, provided that any such written notice by MDNY to Participating


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

Provider shall contain a written explanation of the reasons for the termination and opportunity for review as required by State law.

            (b) By M7DNY effective immediately upon Participating Provider=s receipt of written notice from MDNY in the event of

                  (i) conduct by Participating Provider or Participating Provider's employees, personnel, contractors or agents which in the sole judgment of M7DNY poses an imminent harm to patient care;

                  (ii) a determination by MDNY that Participating Provider or Participating Provider's employees, personnel, contractors or agents have engaged in fraud; or

                  (iii) a final disciplinary action by a State licensing board or other governmental agency that impairs Participating Provider's ability to provide services under this Agreement, including a decision by the Health Care Financing Administration or the New York State Department of Social Services to suspend, terminate or deny approval to Participating Provider to participate in the Medicare or Medicaid programs.

            (c) IPA or MDNY shall have the right to terminate this Agreement by written notice thereof to the other if the other party shall be in material default hereunder or shall have breached its material obligations under this Agreement and shall have failed to cure same within a period of sixty (60) days following the giving of written notice by the other party of such default or breach by the non-defaulting party. Such termination shall take effect upon no less than sixty (60) days following receipt of notice of breach or default if such breach or default was not substantially cured within the sixty (60) day cure period to the reasonable satisfaction of the party giving such notice. if substantial cure cannot reasonably be completed in such sixty (60) day period, and if good faith reasonable efforts to effect cure have been commenced and are being diligently pursued by the defaulting party, the other party may, at its sole discretion, extend the time period in which the breach must be cured. The Commissioner of DOll shall be notified of any intention to terminate this Agreement. Any dispute as to whether either party was in default in accordance with this Agreement shall be resolved in accordance with the provisions of
Section 9 of this Agreement.

            (d) MDNY may terminate this Agreement upon the bankruptcy of IPA, and IPA may terminate this Agreement upon the bankruptcy of MDNY. As used in this section, "bankruptcy" shall mean the filing of a petition commencing a voluntary case under the Bankruptcy Code; a general assignment by it for the benefit of creditors; its insolvency; its inability to pay its debts as they become due; the filing by it of any petition or answer in any proceeding seeking for itself or consenting to, or acquiescing in, any insolvency, receivership, composition, readjustment, liquidation, dissolution or similar relief under any present or future


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

statute or regulation, or the filing by it of an answer or other pleading admitting or failing to deny or contest, the material allegations of the petition filed against it in any such proceedings; its seeking or consenting to, or acquiescing in the appointment of, any trustee, receiver or liquidator of it, or any material part of its property; or the commencement against it of an involuntary case under the Bankruptcy Code, or a proceeding under any receivership, composition, readjustment, liquidation, insolvency, dissolution, or like law or statute, or seeking or resulting in the appointment of any trustee, receiver or liquidator of it or any material part of its property, which case or proceeding or appointment is not dismissed or vacated within sixty
(60) days. Termination under this section 8.1(b) shall be effective upon the giving of notice thereof

            (e) In accordance with Section 13.1

      8.2 In the event this Agreement is terminated by M7DNY under Section 8.1(a), (b), (c) or (e), the contracts between the IPA and Participating Providers, including facilities and ancillary service providers with which the IPA has contracts, shall automatically be assigned to MDNY. This provision shall survive termination of this Agreement.

9.    ARBITRATION.

      IPA and MDNY agree that either party may submit any dispute to binding arbitration in a jurisdiction of the State of New York agreed upon by both parties, under the rules of the American Health Lawyers' Association. The parties agree to submit such dispute on an expedited basis to one arbitrator selected from the panels of arbitrators of the American Health Lawyers' Association. IPA and MDNY agree to allocate the costs of such arbitration in accordance with the decision of the arbitrator as to such allocation, if any, and, in the absence of any such decision, to share such costs equally. Each party shall bear its own costs for preparing for and appearing at any such arbitration. MDNY and IPA further agree to faithfully abide by and perform any award rendered by the arbitrator and the judgment of any court having jurisdiction may be entered upon the award. The parties hereto agree that the party submitting a controversy to arbitration shall notify the Commissioner of the Department of Health of all issues submitted to arbitration and shall provide the Commissioner with all decisions of such arbitration. The parties further acknowledge that the Commissioner shall not be bound by the decisions of any arbitrations. Notwithstanding the foregoing, no party shall have a right to submit a dispute to arbitration in accordance with this Section if a party terminates this Agreement due to the other party=s willful misconduct or gross negligence.

10.   RECORDS/CONFIDENTIALITY

      10.1 IPA and MDNY agree to maintain the confidentiality of Members= medical records in accordance with all applicable state and federal laws and regulations. With respect to personal medical information obtained by IPA or Participating Providers from or with respect to Members under this Agreement, IPA and MDNY shall comply with the Health Insurance Portability and Accountability Act of 1996, as it may be amended from time to time, and all regulations issued from time to time in connection with the Act.


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

      10.2 To the extent any medical records relating to any Member for whom IPA has arranged for the provision of health services are maintained by IPA, such records and invoices and payments relating to any Member shall be maintained by PA in such form and contain such information as may be required by MDNY and state and federal regulatory bodies, now and as may be amended in the future, and such records shall be retained for a period consistent with any record retention requirements of state and federal law, rule or regulation, but in no event less than six (6) years (including six (6) years from the date a minor Member reaches the age of majority).

      10.3 MDNY shall be entitled, in accordance with applicable law and regulations, to access the financial records of IPA relating to this Agreement, and IPA shall account to M7DNY in detail for all funds received pursuant to this Agreement. Subject to the foregoing, all records, whether business, medical or otherwise, relating to the operation of MDNY's programs or its beneficiaries or providers, including but not limited to all books of account, enrollment records, general administrative records and patient records, provider files and related materials shall be and remain the sole property of IPA, provided, however, that MDNY, state and federal regulatory entities shall have access to such information, upon their request, as may be required in accordance with applicable law and regulations.

      10.4 During the term of this Agreement and thereafter without limitation of time, neither party shall knowingly divulge, furnish or make available to any third person, company, corporation or other organization, without the other party's prior written consent, except for disclosure to officers, directors, agents and those who have a need to know, any confidential or proprietary information of or concerning the other party, including without limitation, confidential methods of operation and organization, confidential lists of providers or beneficiaries or any other such confidential or proprietary information or data, or use any such information otherwise than under this Agreement.

      10.5 IPA shall provide, and shall ensure that IPA Participating Providers provide, upon request, Member medical records and encounter data to MDNY, and shall ensure that IPA Participating Providers provide to IPA, upon request, Member medical records and encounter data to the extent necessary for utilization review activities, claims processing and provider payment, and to DOll (at no charge) for the purpose of inspection and copying. In addition, PA shall provide and shall ensure that IPA Participating Providers provide to MI)NY and DOll, upon request, all financial data and reports and information concerning the appropriateness and quality of services provided pursuant to this Agreement, to the extent authorized by law. This provision shall survive the termination of this Agreement for any reason.

11.   REPRESENTATIONS AND WARRANTIES:

      11.1 MDINY hereby represents, warrants and covenants to IPA as follows:


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

            (a) MDNY is a duly organized, validly existing New York business corporation in good standing, with full corporate power and authority to execute and deliver this Agreement and to perform the obligations undertaken herein. All corporate action required to be taken by MID7NY to authorize its execution, delivery and performance of this Agreement has been duly and properly taken. MDNY is licensed as a health maintenance organization pursuant to the provisions of Article 44 of the Public Health Law and will maintain its license in good standing.

            (b) This Agreement is duly executed and delivered by MDNY and is the valid and legally binding obligation of MDNY, enforceable against it in accordance with its terms.

            (c) Each of the representations, warranties and covenants set forth in this section 11.1 shall survive the execution, expiration and termination of this Agreement.

      11.2 IPA hereby represents, warrants and covenants to MDNY as follows:

            (a) IPA is a duly organized, validly existing New York entity in good standing, with full corporate power and authority to execute and deliver this Agreement and to perform the obligations undertaken herein. All corporate action required to be taken by IPA to authorize its execution, delivery and performance has been duly and properly taken.

            (b) IPA is a duly organized independent practice association, established in accordance with the provisions of New York State law and regulation, which contracts with physicians and other providers of medical or medically related services in order that it may contract with MDNY.

            (c) This Agreement is duly executed and delivered by IPA and is the valid and legally binding obligation of IPA, enforceable against it in accordance with its terms.

            (d) Each of the representations, warranties and covenants set forth in this section 11.2 shall survive the execution, expiration and termination of this Agreement.

12.   AFFIRMATIVE ACTION PLAN

      MDNY and IPA are Equal Opportunity Employers each of which maintains an Affirmative Action Program. The parties agree that they will comply with Executive Order 11246, the Vietnam Era Veterans Readjustment Act of 1974, the Drug Free Workplace Act of 1988, and the Vocational Rehabilitation Act in transactions relating to any government contract.

13.   NON-COMPETITION/EXCLUSIVITY

      13.1 Except when required by law or regulation relating to health maintenance


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

organizations, if during the term of this Agreement, IPA or any affiliate, subsidiary, or its parent directly or indirectly begins to operate or files for a license to operate a health maintenance organization or provider sponsored organization or provider sponsored network in MDNY's service areas, MDNY shall have the right to terminate this Agreement upon one hundred eighty (180) days written notice. IPA shall notify MDNY in writing no less than one hundred eighty
(180) days prior to any such occurrence.

      13.2 The exclusivity of this Agreement shall be governed by the terms of Exhibit C, attached hereto and incorporated herein.

      13.3 During the term of this Agreement, JPA is prohibited from soliciting any Member for the purpose of marketing other health maintenance organization plans to Member. In the event this Agreement terminates as a result of a breach by IPA of this provision, the contracts between IPA and IPA Participating Providers, including facilities and ancillary service providers with which IPA has contracts, shall automatically be assigned to MDNY.

14.   MISCELLANEOUS

      14.1 Independent Contractors. None of the provisions of this Agreement is intended to create nor shall be deemed or construed to create any relationship between the parties hereto other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the provisions of this Agreement. Neither of the parties hereto, nor any of their respective employees, shall be construed to be the agent, employer or representative of the other.

      14.2 Entire Agreement/Amendments. This Agreement, including any attached Exhibits or Appendices, constitutes the entire understanding of the parties and supercedes any prior oral or written negotiations, understandings, arrangements or agreements between the parties and supercedes any oral written negotiations, understandings, arrangement or agreement between the parties relating to the subject matter of this Agreement. This Agreement may be amended at any time only by written agreement executed by all parties hereto. Notwithstanding the foregoing, the Provider Hospital Reference Manual, Exhibit A and/or Exhibit B, may be amended unilaterally by MDNY. Material amendments to this Agreement require prior approval by New York Department of Health thirty (30) days in advance of their anticipated execution.

      14.3 No Assignment. Because of the special nature of IPA=s and Participating Providers' services, PA and Participating Providers may not assign any rights (except to an accounting or billing agent) or delegate any duties of this Agreement without the express written consent of MDNY. Any purported assignment or delegation in derogation of this prohibition shall be null and void. MDNY may, for business purposes, assign its rights and/or delegate its obligations to a successor in interest or any purchaser of all or any part of the business of MDNY. Any assignment of this Agreement requires the prior approval of the New York State Department of Health.


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

      14.4 Notices. All notices required or given under this Agreement, except for notices given pursuant to Section 8 of this Agreement, shall be in writing, addressed as set forth below (or to such other address as any party may so designate by like notice from time to time) and shall be mailed by first-class mail or transmitted, against confirmed receipt, by facsimile. Notices given pursuant to Section 8 of this Agreement shall be in writing and shall be mailed by first-class mail, registered or certified mail, return receipt requested, postage pre-paid, or transmitted, against confirmed receipt, by facsimile, or sent via overnight carrier or by hand-delivery. Receipt of notice shall be presumed on the third day after mailing, if the notice is mailed as herein provided, the same day if notice is sent via facsimile or by hand-delivery, and one day after deposit with an overnight courier if sent via overnight courier.

      If notice is to MDNY, it shall be sent to:

                  MDNY Healthcare, Inc.
                  One Huntington Quadrangle, Suite 4C01
                  Melville, New York 11747
                  Fax:  (516) 454-1914
                  Attention:    Chief Executive Officer

      With a copy to:

                  Hodgson Russ LLP
                  One M&T Plaza, Suite 2000
                  Buffalo, New York 14203
                  Fax:  (716) 849-0349
                  Attention:    Ellen Weissman, Esq.

      If notice is sent to IPA, it shall be sent to:

                  [fill in address and faxl

                  Fax:
                  Attention:

      14.5 Waiver. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach or violation hereof

      14.6 Governing Law. This Agreement shall be governed and construed in all respects by applicable New York State and federal laws without reference to conflicts of law principles. The invalidity or unenforceability of any terms or conditions hereof shall in no way affect the validity or enforceability of any other term or provision.


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

      14.7 Enforceability. If any provision of this Agreement shall be held, be deemed to be or shall in fact be invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because such provision conflicts with any constitution, statute, rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provision or provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

      14.8 Force Majeure. Neither party shall be liable for any failure, inability or delay to perform hereunder, if such failure, inability or delay is due to war, strike, fire, explosion, sabotage, accident, casualty or any other cause beyond the reasonable control of the parties so failing, providing due diligence is used by that party in curing such cause and in resuming performance.

      14.9 No Third Party Beneficiaries. No persons shall have any rights under this Agreement unless such person is a party hereto. This Agreement is not a third party beneficiary contract and shall not create any right of Members or individual health professions or any other third party with respect to MDNY.

      14.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed the original Agreement, but all of which together will constitute one and the same instrument.

      14.11 Successor. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

      14.12 Survival. Neither the expiration nor termination of this Agreement shall terminate obligations and right of the parties contained in Sections 5, 6, 10, and 14.5.

      14.13 Approvals. In the event a party=s approval is required in any term or provision of this Agreement, such party=s approval shall not unreasonably be withheld.

      14.14 Compliance. Notwithstanding any other provision of this Agreement, the parties shall comply with the Managed Care Reform Act of 1996 (Chapter 705 of the Laws of 1996).

      14.15 DOH Approval. This Agreement shall be subject to the approval of the New York State Department of Health.

      14.16 Physician Incentive Plan. The parties to this Agreement shall, to the extent applicable, comply with the Physician Inventive Plan (PW) regulations, 42 C.F.R. 4 17.479 and 42 C.F.R. 434.70 and shall incorporate the requirements of such regulations into any agreement between a party and any other person or entity for the provision of services under this Agreement. The parties acknowledge that no specific payment will be made, directly or indirectly, as an inducement to reduce or limit medically necessary services furnished to a Member.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

ISLAND PRACTICE ASSOCIATION, INC.                    MDNY HEALTHCARE, INC.

By: _________________________                       By: _______________________
Title:                                               Paul Accardi
                                                     Chief Executive Officer


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

                           IPA PARTICIPATION AGREEMENT
                                    EXHIBIT A

                     SERVICES EXCLUDED FROM COVERED SERVICES

Behavioral Health Services (including Mental Health and Alcohol and Substance Abuse Services)

Dental Services

Chiropractic Services


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

                                    EXHIBIT B

                              MDNY FEE SCHEDULE(1)

----------

      (1) Participating Providers will be paid a fee for each service performed, pursuant to a fee schedule that classifies services according to CPT codes, with assigned Relative Value Unit (ARVU@) factors. A percentage of Medicare Relative-Based Relative Value System, established by MDNY, will be utilized for each specialty and primary care provider. The fee schedule, together with any updates or revisions, will be made available to Participating Members.

                           IPA PARTICIPATION AGREEMENT
                                    EXHIBIT C

                              EXCLUSIVITY AGREEMENT

      This Agreement is not intended to be exclusive and either party may contract with any other person or entity for purposes similar to those described in this Agreement.


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

MDNY HEALTHCARE, INC.:

By: ______________________________________
                  President

ISLAND PROFESSIONAL ASSOCIATION I.PA., INC. (individually, and on behalf of each of the Participating Providers)

By: ______________________________________
                  President

MERCY MEDICAL CENTER, ST. CATHERINE OF SIENA MEDICAL CENTER, ST. CHARLES HOSPITAL AND REHABILITATION CENTER, ST. FRANCIS HOSPITAL and GOOD SAMARITAN HOSPITAL MEDICAL CENTER, by CATHOLIC HEALTH SYSTEM OF LONG ISLAND, INC., AS AGENT

By: ______________________________________
      President and Chief Executive Officer
      of Catholic Health System of Long
      Island, Inc.


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